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                                  SCHEDULE 14A

                              INFORMATION STATEMENT

   CONSENT SOLICITATION STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

                      EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

FILED BY THE REGISTRANT [ ]
FILED BY A PARTY OTHER THAN THE REGISTRANT [X]

Check the appropriate box:

[ ]  Preliminary Consent Statement
[ ] Confidential, For Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Consent Statement
[ ]  Definitive Additional Materials
[X]   Soliciting Material Under Rule 14a-12


                           ARGUSS COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                      RONALD D. PIERCE AND KENNETH R. OLSEN
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Consent Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)  Title of each class of securities to which transaction applies:

         (2)  Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)  Proposed maximum aggregate value of transaction:

         (5)  Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:

         (2) Form, Schedule or Registration Statement No.:

         (3) Filing Party:

         (4) Date Filed:



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CONTACT:
Michael Brinn
Innisfree M&A Incorporated
501 Madison Avenue
New York, NY 10022
(212) 750-8253


                 ARGUSS SHAREHOLDER GROUP URGES SHAREHOLDERS TO
                          REPLACE BOARD OF DIRECTORS

FOR IMMEDIATE RELEASE:

         NEW YORK, NEW YORK, December 6, 2001. Ronald D. Pierce and Kenneth R. Olsen, shareholders of Arguss Communications, Inc. (NYSE: ACX) (the "Company"), announced today that they are sending a letter to the Company's stockholders in connection with their solicitation to replace the Company's current Board of Directors with a new slate of directors composed of Messrs. Pierce and Olsen and their nominees. Messrs. Pierce and Olsen also filed the letter with the Securities and Exchange Commission (the "Commission").

         The letter, dated December 5, 2001, states as follows:

"Dear Fellow Shareholder:

         We own approximately 8.6% of the outstanding shares of common stock of Arguss Communications, Inc. (NYSE:ACX). We are extremely disappointed as undoubtedly you are with the Company's performance and dramatic decline in shareholder value under the current board of directors. We have therefore commenced a consent solicitation to replace the current board with our nominees. Unlike the current board which consists primarily of professionals who appear not to have any experience in the telecommunications industry other than through their Arguss directorships, our director nominees are highly qualified individuals who together have over 100 years of management experience in the telecommunications industry. Our aim is not, as the current directors would have you believe, control of the Company for its own sake. Rather, we are seeking to protect our substantial investment and prevent continued erosion of shareholder value by providing fresh leadership and a new direction for Arguss.

         As major shareholders of the Company, we are convinced that our interests are clearly aligned with yours. If we are successful in our efforts, we will participate, as will every shareholder, in the restoration of shareholder value. We are concerned, however, that the current board may have other intentions. By retaining an investment banking firm to "evaluate strategic alternatives", the current board may opt for a quick transaction that fails to return to shareholders the real value they have lost under current management. ARGUSS STOCK IS TRADING NEAR ITS HISTORIC LOWS. WE DO NOT BELIEVE THAT NOW IS THE TIME FOR A "STRATEGIC ALTERNATIVE." NOW IS THE TIME FOR GOOD MANAGEMENT.

         Consider management's recent track record and DECIDE FOR YOURSELF:


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         o        Since March 31, 2000, the market price of your shares has
                  fallen approximately 87% from $22.37 to $2.78 per share on December 3, 2001. In this year alone, the market price has fallen approximately 68%.

         o For the nine months ended September 30, 2001, the Company's net sales decreased 26% and the Company had a loss of $5.3 million as opposed to net income of $9 million for the comparable period of the previous year.

         o The Company has significantly under-performed comparable companies in its peer group in terms of sales growth, suffering a 26.9% DECLINE in sales growth (compared to an average 12.5% INCREASE in sales growth by other companies in its peer group) for the nine months ended September 30, 2001 as compared with the same period last year.

         o As of September 30, 2001, the Company was in default of financial covenants in its credit agreement and on November 7, 2001 entered into a forbearance agreement with its lenders which reduced the Company's borrowing availability by $50 million, prohibited LIBOR based borrowing and required the payment of a $165,000 forbearance fee to the lenders and all of the lenders' out-of-pocket expenses.

         THIS RECORD IS DISMAL. IT IS TIME FOR A CHANGE. WE HAVE THE PEOPLE. WE HAVE A PLAN. We will need your support.

         We will soon be releasing our consent statement, which contains additional important information about our nominees and our plans for Arguss. We urge you to read it carefully before making your voting decision.

         We appreciate your support and look forward to leading the Company back to profitability. If you have any questions or need assistance, please call Innisfree M&A Incorporated, which is assisting us in this matter, toll free at
(888) 750-5834.

                                              Sincerely,

                                              RONALD D. PIERCE

                                              KENNETH R. OLSEN


We urge you to carefully read our Preliminary Consent Solicitation Statement, which we filed with the Securities and Exchange Commission on November 30, 2001, as it contains more detailed information about our Strategic Business Plan and our views of the reasons for your Company's poor performance. You may obtain a free copy of this letter, the Preliminary Consent Solicitation Statement and, when available, the Definitive Consent Statement, at the Commission's web site at http://www.sec.gov. A free copy of this letter, the Preliminary Consent Solicitation Statement and, when available, the Definitive Consent Solicitation Statement, may be obtained from our consent solicitor, Innisfree M&A Incorporated, at 501 Madison Avenue, New York, NY 10022, toll free telephone number: (888) 750-5834."


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         THIS PRESS RELEASE IS NOT A PROXY STATEMENT OR A CONSENT SOLICITATION
STATEMENT, NOR IS IT A SOLICITATION OF ANY PROXY OR CONSENT. ANY SUCH SOLICITATION WILL BE MADE ONLY BY A WRITTEN DEFINITIVE CONSENT SOLICITATION STATEMENT (THE "DEFINITIVE CONSENT STATEMENT"), DULY FILED WITH THE COMMISSION.

         MESSRS. PIERCE AND OLSEN HAVE FILED A PRELIMINARY CONSENT STATEMENT (THE "PRELIMINARY CONSENT STATEMENT") WITH THE COMMISSION ON NOVEMBER 30, 2001. PLEASE READ THE PRELIMINARY CONSENT STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE IDENTITY OF THE PARTICIPANTS, INCLUDING, BUT NOT LIMITED TO, MESSRS. PIERCE AND OLSEN, THE PROPOSALS THEY WILL BE ASKING THE SHAREHOLDERS TO APPROVE, THE NOMINEES THAT THEY ARE PROPOSING TO BE ELECTED TO SERVE ON THE COMPANY'S BOARD OF DIRECTORS AND THEIR RESPECTIVE HOLDINGS (SECURITIES OR OTHERWISE, DIRECT OR INDIRECT) IN THE COMPANY.

         YOU MAY OBTAIN A FREE COPY OF THIS PRESS RELEASE AND THE LETTER DESCRIBED HEREIN, THE PRELIMINARY CONSENT STATEMENT AND, WHEN AVAILABLE, THE DEFINITIVE CONSENT STATEMENT, AT THE COMMISSION'S WEB SITE AT HTTP://WWW.SEC.GOV. A FREE COPY OF THIS PRESS RELEASE AND THE LETTER DESCRIBED HEREIN, THE PRELIMINARY CONSENT STATEMENT AND, WHEN AVAILABLE, THE DEFINITIVE CONSENT STATEMENT, MAY BE OBTAINED FROM INNISFREE M&A INCORPORATED, AT 501 MADISON AVENUE, NEW YORK, NY 10022, TOLL FREE TELEPHONE NUMBER: (888) 750-5834.